
                                            AMENDMENT NO. 3 TO
             AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST
           OF AMERICAN CENTURY CALIFORNIA TAX-FREE AND MUNICIPAL FUNDS

            THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED AGREEMENT AND  DECLARATION OF TRUST is made as of the 31st day of August, 2007, by the Trustees hereunder.

            WHEREAS,  the  Board  of  Trustees  has  determined  that it is in the best interests  of American  Century  California  Tax-Free and  Municipal  Funds (the
"Trust") to take the following actions:

     (1) to reorganize the California Limited-Term Tax-Free Fund into the California Tax-Free Bond Fund, effective September 4, 2007, in accordance with the terms of the relevant Agreement and Plan of Reorganization approved by the Board of Trustees at its meeting on December 8, 2006, as a result of which shareholders will receive shares of the California Tax-Free Bond Fund in exchange for their shares of the California Limited-Term Tax-Free Fund, which will be liquidated and terminated; and

     (2)  to establish and designate the following new classes of the California
          Long-Term Tax-Free Fund, effective September 27, 2007, as approved by the Board of Trustees at its meeting on December 8, 2006:

                       A Class
                       B Class
                                  C Class;

            NOW,  THEREFORE,  BE IT RESOLVED,  that each of the aforementioned  actions shall take effect as indicated in the first recital hereto; and

            RESOLVED,  that  Schedule  A of the  Amended  and  Restated  Agreement  and
Declaration  of Trust for the Trust is hereby amended to reflect such actions by deleting the text thereof in its entirety and  inserting in lieu  therefore  the
Schedule A attached hereto.

            IN WITNESS WHEREOF, a majority of the Trustees do hereto set their hands as of the date first referenced above.

Trustees of the American Century California Tax-Free and Municipal Funds

/s/  Jonathan S. Thomas            /s/  Peter F. Pervere
Jonathan S. Thomas                           Peter F. Pervere

/s/  John Freidenrich                         /s/  Myron S. Scholes
John Freidenrich                             Myron S. Scholes

/s/  Ronald J. Gilson                         /s/  John B. Shoven
Ronald J. Gilson                             John B. Shoven

/s/  Kathryn A. Hall                         /s/  Jeanne D. Wohlers
Kathryn A. Hall                               Jeanne D. Wohlers



                                                SCHEDULE A

                         AMERICAN CENTURY CALIFORNIA TAX-FREE AND MUNICIPAL FUNDS

            Pursuant to Article III,  Section 6, the Trustees hereby establish and designate the following Series as Series of the Trust (and the Classes thereof),  with the relative rights and preferences as described in Section 6:

SERIES                                                   CLASS              DATE OF ESTABLISHMENT

California Tax-Free Money Market Fund                    Investor Class        11/09/1983


California Tax-Free Bond Fund                            Investor Class         11/09/1983

California Long-Term Tax-Free Fund                       Investor Class        11/09/1983
                                                         A Class               09/27/2007
                                                         B Class               09/27/2007
                                                         C Class               09/27/2007

California High-Yield Municipal Fund                    Investor Class         12/30/1986
                                                        A Class                05/08/2002
                                                        B Class                05/08/2002
                                                        C Class                05/01/2001

This Schedule A shall supersede any previously adopted Schedule A to the Declaration of Trust.
